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                       SECURITIES AND EXCHANGE COMMISSION


                           WASHINGTON, D.C.  20549


                                    FORM 8-K

                        ________________________________

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                        DATE OF REPORT:  AUGUST 13, 1998
                       (Date of earliest event reported)

                        ________________________________


                      SUPER VISION INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                      ________________________________





        DELAWARE                         0-23590                59-3046866
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
 incorporation or organization)                             Identification No.)




                             8210 PRESIDENTS DRIVE
                             ORLANDO, FLORIDA 32809
               (Address of principal executive offices, zip code)

                                 (407) 857-9900
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

         On July 20, 1998, the Company was informed by Nasdaq that the Company's public warrants (SUPVZ) (the "Public Warrants") would be delisted from the Nasdaq SmallCap Market effective at the close of business August 20, 1998 for failure to maintain two active market makers. The Company has until this date to identify two investment banking firms who would be willing to become market makers for the Public Warrants. However, if the Company is not successful in having a minimum of two investment banking firms become market makers for its Public Warrants, then as of August 20, 1998, the Company's Public Warrants will be delisted from Nasdaq, and will no longer be traded on any public exchange or quotation system.

        The delisting will not effect the term or exerciseability of the Public Warrants.

         In order to be relisted on the Nasdaq SmallCap Market, it will be necessary for the Company to re-apply for initial listing of its Public Warrants once it determines that it can meet the initial listing requirements. The initial listing criteria, insofar as they would be applicable to the Company, require, generally, net tangible assets of $4,000,000, a public float of 1,000,000 shares, a market value of the public float of not less than $5,000,000, and some minimum bid price for the Public Warrants. Once a company is accepted for relisting on the Nasdaq SmallCap Market, it will be required to maintain, among other requirements, net tangible assets of $2,000,000, a public float of 500,000 shares and a market value of the public float of not less than $1,000,000.

         The Company is not certain when it will be able to meet the initial listing requirements for its Public Warrants. There is no assurance that the Company will be successful in meeting the requirements for relisting its Public Warrants on the Nasdaq SmallCap Market.


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                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SUPER VISION INTERNATIONAL, INC.
                                            (Registrant)

Date:  August 13, 1998                  By: /s/  John P. Stanney
                                           ---------------------------------
                                           John P. Stanney
                                           President & Chief Financial
                                           Officer






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